Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
John Waelti, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6760	(630) 218-8000 x4896
jwaelti@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

INCREASES AMOUNT OF ANNUAL CASH DISTRIBUTION

OAK BROOK, Ill. (January 15, 2007) – Inland Real Estate Corporation (NYSE: IRC) announced today that its board of directors recently approved an increase in the amount of the Company’s annual cash distribution from the current annual level of $0.96 per common share to $0.98 per common share. With this latest increase, the Company has increased the amount of its annual cash distribution thirteen times in the last twelve years.

Inland Real Estate Corporation distributes equal portions of the annual cash distribution to common stockholders on a monthly basis. The per share amount of each monthly cash distribution is computed by dividing the per share amount of the annual cash distribution by twelve, or, in this case, $0.08167 per common share monthly. The first monthly cash distribution to reflect the increase will be payable on April 17, 2007 to common stockholders of record on April 2, 2007.  The aggregate cash distribution paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up. Inland Real Estate Corporation has approximately 65 million shares of common stock outstanding.

“We are pleased to announce this increase in the amount of our annual cash distribution,” said Robert D. Parks, Inland Real Estate Corporation’s President and Chief Executive Officer. “This is indicative of continued growth in the Company’s operational results.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and each Quarterly Report on Form 10-Q filed thereafter.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.